Exhibit 10.43


                              SEPARATION AGREEMENT

     WHEREAS, ROBERT C. VERFURTH and DIANON SYSTEMS, INC. ("COMPANY") wish to end the employment relationship between them and wish to resolve any and all claims, disputes or causes of action that do or may exist between them;

     NOW THEREFORE, in consideration of the mutual covenants and other valuable considerations contained herein, the COMPANY and ROBERT C. VERFURTH agree as follows:

     1. ROBERT C. VERFURTH resigns his full-time employment and his officer position with the COMPANY effective as of September 15, 1997.

     2. The COMPANY shall pay ROBERT C. VERFURTH separation pay, at his last rate of base salary, subject to applicable deductions, for the period six months after his termination and for so much of the following three months as ROBERT C. VERFURTH has not obtained other employment (the "Separation Period"). This separation pay shall be paid in equal installments on regular payroll dates of the COMPANY throughout the Separation Period.

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     3.  Throughout  the  Separation  Period,  the COMPANY  shall  contribute to medical coverage for ROBERT C. VERFURTH and his dependents at the same rate it contributes for active employees, provided ROBERT C. VERFURTH and his family are eligible for and elect continuation coverage.

     4. The  COMPANY  shall pay  ROBERT  C.  VERFURTH  any  bonus he would  have received under the COMPANY's 1997 Management Incentive Program had his employment continued through the date on which payments under said program are made. This payment will be made at the same time payments to other Management Incentive Program participants are made.

     5. The COMPANY shall pay for ROBERT C. VERFURTH to participate in Drake Beam Morin Inc.'s six month Senior Executive Program of outplacement services.

     6. ROBERT C. VERFURTH agrees to comply with the provisions of the Employee Proprietary Information Agreement appended to this Agreement as Exhibit A, subject to Paragraph 11 of this Agreement.

     7. ROBERT C. VERFURTH agrees to cooperate with the COMPANY and its representatives regarding any claims or potential claims or litigation by or against the COMPANY involving matters about which ROBERT C. VERFURTH possesses knowledge.

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     8. ROBERT C.  VERFURTH,  agrees to make  himself  reasonably  available  to consult with the COMPANY on Sales matters during the Separation Period.

     9. ROBERT C. VERFURTH, on behalf of himself, his executors, administrators and assigns, hereby releases the COMPANY, its affiliates, and their respective directors, officers, agents, employees, benefit plans, fiduciaries and administrators of such benefit plans and their successors and assigns (hereinafter "Released COMPANY Parties") from any and all claims or causes of action of any kind arising on or before the date he signs this Agreement, other than vested rights under benefit plans, which ROBERT C. VERFURTH has, had or may have against any of them, whether or not now known arising from ROBERT C. VERFURTH's recruitment for employment with the COMPANY, his employment or officer position with the COMPANY, or the termination of his employment and officer position with the COMPANY, including without limitation any claims for violation of employment discrimination statutes, breach of contract, tort or other wrongdoing.

     10. ROBERT C. VERFURTH on behalf of himself, his heirs, executors, administrators and assigns, further agrees never directly or indirectly to

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commence or prosecute, or to permit or advise to be commenced or prosecuted, any action, proceeding, or charge against any Released COMPANY Party, in any state or federal court, administrative agency or arbitral forum with respect to any matter whether or not now known, for any claim based upon any act, transaction, practice, conduct, or omission that occurred prior to the date he signs this Agreement, including but not limited to, rights under any other federal, state, or local laws prohibiting age, race, sex, national origin, religion, or other forms of discrimination, claims for breach of contract or promissory estoppel or tort, and claims growing out of any legal restrictions on the COMPANY's right to terminate its employees or officers which he now has, or claims to have, or which at any time heretofore had, or which at any time hereafter he may have.

           11. Notwithstanding the provisions of the Employment Proprietary Information Agreement attached hereto, ROBERT C. VERFURTH undertakes and the COMPANY shall enforce against him only the following obligation not to engage in any competitive activity. ROBERT C. VERFURTH agrees that, to the fullest extent permitted by law, for the period of eighteen (18) months after the date of termination of employment with the COMPANY, he (a) will not solicit business on behalf of any entity which is conducting any business which competes with DIANON's business ("Competing Entity"), (b) will not solicit business from customers of DIANON, (c) will not solicit the employment or services of any of the employees of DIANON, (d) will not, directly or indirectly, participate in

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the ownership,  management,  operation or control of any Competing Entity in the geographic area in which Employee may have rendered service to DIANON during the two (2) year period prior to the termination of employment.

     12. ROBERT C. VERFURTH agrees that he will not seek employment with the COMPANY or its affiliates or successors and that any application he makes for such employment will be rejected without explanation or recourse.

     13. The parties recognize and agree that this Agreement does not and shall not constitute an admission of liability or wrongdoing by any Released COMPANY Party.

     14. The parties agree that, except as necessary to comply and to obtain compliance with this Agreement, or to comply with any federal, state, or local law, they will not disclose the terms of this Agreement.

     15. In the event ROBERT C. VERFURTH files a claim, lawsuit or complaint against any Released COMPANY Party in any court or governmental agency with respect to the claims he has released under this Agreement, ROBERT C. VERFURTH shall be liable for all costs and expenses including legal fees, incurred by any Released COMPANY Party in defense of that action.

     16. ROBERT C. VERFURTH represents that he has carefully read and completely understands this Agreement and that he has entered into this Agreement

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voluntarily  after having had a reasonable  amount of time to consider it and an opportunity to consult with his legal advisors.

     17. ROBERT C. VERFURTH acknowledges that the commitments, waivers and releases he gives in this Agreement are in exchange for valuable consideration to which he is not otherwise entitled, and which constitutes a full accord and satisfaction of any claims he may have against any Released COMPANY Party.

     18. ROBERT C. VERFURTH acknowledges that he has been given a reasonable time to review the waivers and releases contained in this Agreement prior to signing it.

     19. This Agreement  constitutes the entire  Agreement of the parties on the
subject   matter   hereof  and   supersedes   any  and  all  prior   agreements,
understandings or commitments, oral or written.



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     20. This Agreement shall be governed by applicable Federal law and the laws of the State of Connecticut.

                                           ROBERT C. VERFURTH



Dated:   15 SEP 97                         Signature:   /S/ ROBERT C. VERFURTH
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                                           DIANON SYSTEMS, INC.



Dated:   29 SEPTEMBER, 1997                By:    /S/ KEVIN C. JOHNSON
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